UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Scott’s Liquid Gold–Inc.

(Name of Registrant as Specified In Its Charter)

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NOTICE OF ANNUAL MEETING OF

SHAREHOLDERS

To Be Held June 19, 2018

TO OUR SHAREHOLDERS:

The Annual Meeting of Shareholders of Scott’s Liquid Gold-Inc., a Colorado corporation (the “Company”), will be held at 9:00 a.m., Mountain Time, on June 19, 2018 at the Doubletree by Hilton, 3203 Quebec Street, Denver, Colorado 80207, for the purpose of electing four directors.

Only shareholders of record at the close of business on April 24, 2018 are entitled to notice of and to vote at the meeting.

Important notice regarding availability of proxy materials for the Annual Meeting of Shareholders to be held on June 19, 2018 or any adjournment thereof: The Proxy Statement for the Annual Meeting, the form of proxy and the Annual Report on Form 10-K for the year ended December 31, 2017 are available at the Company’s website at www.slginc.com under the “Investor Relations” tab.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Barry J. Levine

Corporate Secretary

Denver, Colorado

April 27, 2018

THE FORM OF PROXY IS ENCLOSED. TO ASSURE THAT YOUR SHARES WILL BE VOTED AT THE MEETING, PLEASE COMPLETE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED, POSTAGE PREPAID, ADDRESSED ENVELOPE. NO ADDITIONAL POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES. THE GIVING OF A PROXY WILL NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IF YOU ATTEND THE MEETING.

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

To Be Held June 19, 2018

The enclosed proxy is solicited by and on behalf of the Board of Directors (the “Board”) of Scott’s Liquid Gold-Inc., a Colorado corporation (the “Company”), for use at the Company’s Annual Meeting of Shareholders (the “Annual Meeting”) to be held at 9:00 a.m., Mountain Time, on June 19, 2018 at the Doubletree by Hilton, 3203 Quebec Street, Denver, Colorado 80207, or any adjournment thereof. This Proxy Statement and the accompanying form of proxy are first being mailed or given to the shareholders of the Company on or about April 27, 2018.

Any shareholder signing and mailing the enclosed proxy may revoke it at any time before it is voted by giving written notice of the revocation to the Company’s Corporate Secretary, delivering a later executed proxy before the meeting or voting in person at the meeting. If you would like to obtain directions to be able to attend the Company’s Annual Meeting of Shareholders and vote in person, you should contact the Company’s Corporate Secretary by telephone at (303) 373-4860.

All voting rights are vested exclusively in the holders of the Company’s $0.10 par value common stock. Each share of the Company’s common stock is entitled to one vote. Cumulative voting in the election of directors is not permitted. Holders of a majority of shares entitled to vote at the meeting, when present in person or by proxy, constitute a quorum. On April 24, 2018, the record date for shareholders entitled to vote at the meeting, the Company had 12,023,965 shares of its $0.10 par value common stock issued and outstanding.

When a quorum is present, in the election of directors, those four nominees having the highest number of votes cast in favor of their election will be elected to the Company’s Board. Consequently, any shares not voted (whether by abstention, broker non-vote or otherwise) will have no impact in the election of directors except to the extent the failure to vote for an individual results in another individual receiving a larger number of votes. With respect to any other matter, unless a greater number of votes are required by law, a matter is approved by the shareholders if the votes cast in favor of the matter exceed the votes cast in opposition. Any shares not voted (whether by abstention, broker non-vote or otherwise) have no impact on the vote for such other matters, if any, so long as a quorum is present.

Neither Colorado law nor the Company’s Restated Articles of Incorporation or Amended and Restated Bylaws (“Bylaws”) entitle shareholders to any appraisal or similar rights of dissenters with respect to any of the proposals to be acted upon at the Annual Meeting.

CONSENT TO ELECTRONIC DELIVERY OF PROXY MATERIALS

If you are a shareholder of record or a member of the Company’s Employee Stock Ownership Plan, you may, if you wish, receive future proxy statements and annual reports online rather than receiving proxy materials in paper form.  Electronic delivery of proxy materials reduces the costs and environmental impact incurred by the Company in printing and mailing proxy materials.  If you elect this feature, you will receive an e-mail message notifying you when the materials are available, along with a web address for viewing the materials and instructions for voting by telephone or on the Internet. You may sign up for electronic delivery at any time by visiting www.proxyvote.com.  If you received this proxy statement electronically, you do not need to do anything to continue receiving proxy materials electronically in the future.  If you hold your shares in a brokerage account, you may also have the opportunity to receive proxy materials electronically.  Please follow the instructions of your broker.

VOTING SECURITIES AND PRINCIPAL SHAREHOLDERS

The following persons are the only persons known to the Company who on April 24, 2018, owned beneficially more than 5% of the Company’s common stock, its only class of outstanding voting securities:

Name and Address of Beneficial Owner	Title of Class	Amount and Nature of Beneficial Ownership		Percent of Class
Mark E. Goldstein 4880 Havana Street, Suite 400 Denver, Colorado 80239	Common Stock	2,950,113	(1)(2)	24.5%

IsZo Capital Brian Sheehy 415 Madison Avenue, 15th Floor New York, New York 10017	Common Stock	1,403,469	(3)	11.7%

Abacab Fund Ronald Weinstock 330 W. 38th Street, Suite1407 New York, NY 10018	Common Stock	626,304	(4)	5.2%
______________
(1)

Includes 2,126,473 shares held by the Goldstein Family Partnership, Ltd., a limited partnership of which the general partner is the Goldstein Family Corporation and whose limited partners include Mark E. Goldstein, his children, a sister, and certain other relatives. Mr. Goldstein is the sole director and sole executive officer of the Goldstein Family Corporation, and he owns 100% of the outstanding stock of the Goldstein Family Corporation. Mr. Goldstein has the sole voting and disposition powers with respect to these shares of the Company owned by the Goldstein Family Partnership, Ltd. Also includes 68,748 shares underlying stock options granted by the Company and exercisable within 60 days, and 86,670 shares held by Mr. Goldstein’s three adult children. Also includes 342,500 shares held jointly by Mr. Goldstein and his spouse, but does not include 26,390 shares of the Company’s common stock owned by Mr. Goldstein’s spouse, as to which Mr. Goldstein disclaims any beneficial ownership.

(2)	Does not include 140,960 shares held by the Company’s Employee Stock Ownership Plan attributable to Mr. Goldstein’s vested interest in the plan as of December 31, 2017.
(3)

IsZo Capital GP LLC (“IsZo GP”) is the general partner of IsZo Capital LP (the “Fund’). IsZo Capital Management LP (“ICM”) is the investment manager of the Fund. Brian L. Sheehy is the managing member of IsZo GP and the President of the general partner of ICM. This information is based on a filing by the Fund with the Securities and Exchange Commission (the “SEC”).

(4)	This information is based on filings by Abacab Fund LP, Abacab Capital Management, Bradley Zarlin and Ronald Weinstock with the SEC.

SECURITY OWNERSHIP OF MANAGEMENT

The following table shows as of April 24, 2018, the shares of the Company’s common stock beneficially owned by each director, nominee and executive officer of the Company and the shares beneficially owned by all of the directors and executive officers as a group:

Name of Beneficial Owner	Title of Class	Amount and Nature of Beneficial Ownership(1)		Percent of Class
Mark E. Goldstein	Common Stock	2,950,113	(2)(3)	24.5%
Barry J. Levine	Common Stock	497,498	(3)	4.1%
Gerald J. Laber	Common Stock	195,846	(3)	1.6%
Philip A. Neri	Common Stock	135,846	(3)	1.1%
Michael B. Hyman	Common Stock	69,385	(3)	0.6%
Leah S. Bailey	Common Stock	15,000	(3)	0.1%
All Directors and executive officers as a group (six persons)	Common Stock	3,863,688	(3)	32.1%
______________
(1)	Beneficial owners listed have sole voting and disposition power with respect to the shares shown unless otherwise indicated.

(2)	For information regarding Mr. Goldstein’s beneficial ownership of shares, see footnotes 1 and 2 under the table in “Voting Securities and Principal Shareholders.”

(3)

For each named person, includes the following number of shares underlying stock options granted by the Company and exercisable currently or within 60 days of April 24, 2018: 68,748 for Mr. Goldstein; 347,498 for Mr. Levine; 34,385 for Mr. Hyman; 105,846 for Mr. Laber; 73,846 for Mr. Neri; 15,000 for Ms. Bailey; and 645,323 for directors and executive officers as a group.

There has been no change in control of the Company since the beginning of the last fiscal year, and there are no arrangements known to the Company, including any pledge of securities of the Company, the operation of which may at a subsequent date result in a change in control of the Company.

Because of his beneficial ownership of the Company’s stock and his positions as President, Chief Executive Officer and Chairman of the Board, Mark E. Goldstein may be considered a parent (i.e., a controlling person) of the Company.

PROPOSAL 1 - ELECTION OF DIRECTORS

Effective as of the date of the Annual Meeting, the number of board seats is being reduced from five to four and shareholders are being asked to elect four directors who will comprise the Company’s entire Board. Mr. Levine will not stand for re-election and is pursuing other executive officer opportunities, although no date for his departure has been fixed.

Shareholders are being asked to elect four directors who will comprise the Company’s entire Board. Unless authority to vote is withheld, the persons named in the enclosed form of proxy will vote the shares represented by such proxy for the election of the four nominees for director named below. If, at the time of the meeting, any of these nominees shall have become unavailable for any reason to serve as a director, the persons entitled to vote the proxy will vote for such substitute nominee or nominees, if any, as they determine in their discretion. If elected, the nominees for director will hold office until the next annual meeting of shareholders or until their successors are elected and qualified. The nominees for director, each of whom has consented to serve if elected, are as follows:

Name of Nominee and Position in the Company	Age	Director Since	Principal Occupation for Last Five Years
Mark E. Goldstein (Chairman of the Board, President and Chief Executive Officer; Principal Executive Officer)	62	1983

Chairman of the Board of the Company since February 2000, President and Chief Executive Officer of the Company since August 1990, Vice President-Marketing of the Company from 1982 to 1990. Employed by the Company since 1978. Mr. Goldstein brings to the Board extensive experience in management, marketing, sales, consumer products and other aspects of the Company’s business.

Leah S. Bailey	62	2017

Ms. Bailey is currently the Chief Executive Officer of Bailey Management Consulting, LLC, where she provides board, consulting and advisory work to clients.  She also serves on the board of Frontier Co-op.  She previously was President, Global Beauty, of Helen of Troy Limited, a global consumer products company with a portfolio of brands in the beauty, household and health and home categories.  Prior to joining Helen of Troy Limited, she was President and Chief Executive Officer of Paris Presents, Inc., a provider of mass market consumer beauty products, including cosmetic and bath accessories and bath and body liquid products. Mr. Bailey brings to the Board extensive sales and marketing, business development and strategic planning experience.

Gerald J. Laber, CPA	74	2004

Mr. Laber has been a private investor since 2000, when he retired after 33 years of service with Arthur Andersen.  Mr. Laber was an audit partner with Arthur Andersen from 1980 to 2000 and, with the exception of a leave for military service from 1966 through 1968, was employed by Arthur Andersen from 1965 until retiring in 2000.  Mr. Laber is a Certified Public Accountant and is a member of the American Institute of Certified Public Accountants and the Colorado Society of Certified Public Accountants.  Currently, Mr. Laber is on the board of directors, member of the audit committee and member of the compensation committee for Allied Motion Technologies, Inc. since November 2010. He served as President of The Catholic Foundation of Northern Colorado from January 2008 until November 2012.  Formerly, Mr. Laber (i) served on the board of directors and as chair of the audit committee of Spectralink Corporation from April 2004 to March 2007, (ii) served on the board of directors and audit committee of Applied Films Corporation from July 2004 to July 2007 (audit chair from October 2005 to July 2007) and (iii) served on the board of directors, chair of the audit committee and member of the compensation and governance committee and nominating committee for Boulder Brands, Inc. from May 2005 through January 2016.  Mr. Laber’s services to each of these companies concluded upon their respective acquisitions by other companies. Each of these companies is, or was, publicly traded. Mr. Laber brings to the Board extensive experience in accounting, financial matters and strategic planning. He is also an audit committee financial expert.

Name of Nominee and Position in the Company	Age	Director Since	Principal Occupation for Last Five Years
Philip A. Neri	61	2011

Mr. Neri began his independent consulting business, P. Neri Advisory Group, LLC, in 2016 and has been Chief Automotive Officer for GO Automotive since 2015.  Prior to joining GO, from 2014 to 2015, Mr. Neri was Senior Vice President for the Bob Bondurant School of High Performance Driving, where he managed the company's operations including the sales and marketing efforts. Before Bondurant, Mr. Neri was Vice President of Sales and Marketing at Barrett-Jackson, where he managed the company's sponsorship and business development programs, as well as its marketing, licensing and merchandising endeavors.  Mr. Neri was with Barrett-Jackson from 2006 through 2014, serving as Director of Sponsorships and Business Development prior to his promotion to Vice President. Before joining Barrett-Jackson, Phil Neri was Senior Vice President of Marketing and Sales at Home Fragrance Holdings, where his guidance and innovation led to the revitalization of the company's sales and marketing program. Prior to joining Home Fragrance Holdings, Mr. Neri was Senior Vice President of Sales for the Dial Corporation with responsibility for all Dial Corporation products targeting grocery, drug, military and convenience store distribution channels throughout the United States.  Phil was with the Dial Corporation for 18 years and held numerous sales and management positions throughout the company prior to his promotion to Senior Vice President. Mr. Neri brings to the Board extensive sales and marketing, business development and strategic planning experience.

All of the foregoing persons are currently directors of the Company. Their positions on standing committees of the Board are shown below under “Directors’ Meetings and Committees.”

There are no family relationships among the executive officers or directors of the Company. There are no arrangements or understandings pursuant to which any of these persons were elected as an executive officer or director.

Vote Required

The four nominees having the highest number of votes cast in favor of their election will be elected to the Company’s Board.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”

EACH OF THE DIRECTOR NOMINEES

BOARD LEADERSHIP STRUCTURE AND ROLE IN RISK OVERSIGHT

The Board is actively involved in assessing and managing risks that could affect the Company. Part of the Board’s role is to periodically assess the processes utilized by management with respect to risk assessment and risk management, including identification by management of the primary risks of the Company’s business, and the implementation by management of appropriate systems to address such risks. The Board fulfills these responsibilities either directly, through delegation to committees of the Board, or, as appropriate, through delegation to individual directors. When the Board determines to delegate any risk management oversight responsibilities, typically such delegation is made to the standing committees of the Board.

Mr. Goldstein serves as both the Chairman of the Board and the Chief Executive Officer of the Company. The Company believes this is appropriate in light of Mr. Goldstein’s significant experience and leadership roles with the Company, and his in-depth knowledge of consumer products and the Company’s management, marketplace, customers, marketing, sales and strategic vision. The Company further believes Mr. Goldstein’s effectiveness in promoting the Company’s products and forming new business relationships is significantly enhanced by his role as both Chairman of the Board and Chief Executive Officer. The Board does not have a lead independent director.

EXECUTIVE OFFICERS

The Company has three executive officers. They are Mr. Goldstein, Mr. Levine and Mr. Hyman. Information regarding Mr. Goldstein is stated above under “Election of Directors.” Information concerning Mr. Levine and Mr. Hyman is as follows:

Barry J. Levine, 59, has been employed by the Company as Chief Operating Officer, Chief Financial Officer and Treasurer since 2012 and Corporate Secretary since 2013. Prior to joining the Company, Mr. Levine was Director of Business Advisory Services at Moss Adams LLP, a leading accounting and consulting firm. Prior to that, he served as Chief Executive Officer of LGK Advisors, LLC, a national business advisory firm, from 2008 to 2011.

Michael B. Hyman, 62, has been employed by the Company as Senior Vice President of Sales beginning in 2013. Prior to joining the Company, Mr. Hyman served as an independent sales and marketing consultant from August 2012 through December 2012, Vice President of Sales OOK Division for the Hillman Group from December 2011 through July 2012, and Vice President of Sales for Impex Systems Group from August 2007 through December 2011.

The officers of the Company are elected annually at the first meeting of the Company’s Board held after each annual meeting of shareholders and serve at the pleasure of the Board.

DIRECTORS’ MEETINGS AND COMMITTEES

During the year ended December 31, 2017, the Board had four regular meetings and acted by written consent once, four Audit Committee meetings, and one Compensation Committee meeting and the Compensation Committee acted by written consent once. No member of the Board attended fewer than 75% of the meetings of the Board or of committees for which such member served during 2017. Although the Company is not listed on NASDAQ, the Board has elected to apply NASDAQ’s independence standards to the Board. During 2017, Ms. Bailey, Mr.  Laber and Mr. Neri satisfied the NASDAQ independence standards. The independent members of the Board meet without management present at least once each quarter and the chair of the Audit Committee serves as the chairperson for such meetings.

Audit Committee

The Audit Committee’s primary responsibilities include appointing the independent auditor for the Company, pre-approving all audit and non-audit services, and assisting the Board in monitoring the integrity of the financial statements of the Company, the independent auditor’s qualifications, independence and performance and the Company’s compliance with legal requirements. The Audit Committee operates under a written charter adopted by the Board, a copy of which has been filed with the SEC and is available at the Company’s website at www.slginc.com.* During 2017 the members of the Audit Committee were Mr. Laber (Chairperson), Ms. Bailey and Mr. Neri. Each member of the Audit Committee is an independent director as defined in the NASDAQ rules. Mr. Laber has the professional experience deemed necessary to qualify as an audit committee financial expert under rules of the SEC.

*Unless specified, we do not incorporate by reference herein information presented at our website.

Compensation Committee

The primary responsibilities of the Compensation Committee include, without limitation, overseeing the development of a compensation philosophy for the Company, reviewing the compensation packages for executive officers and engaging and overseeing compensation consultants and advisers. The Compensation Committee may not delegate its authority. The Compensation Committee operates under resolutions adopted by the Board of Directors that may constitute a charter, a copy of which is attached hereto as Appendix A. The Compensation Committee consists of three directors, each of whom is an independent director as defined under the NASDAQ rules. During 2017, the members of the Compensation Committee were Mr. Neri (Chairperson), Ms. Bailey, and Mr. Laber.

In making decisions regarding executive compensation, the Compensation Committee requests the comments of the Chief Executive Officer and the other executive officers about their compensation and considers a number of factors. The Compensation Committee also takes into account the results of the previous say-on-pay proposals and believes the recent favorable vote of 81% of the votes cast demonstrates shareholder support for its overall executive compensation structure. In determining the executive compensation in 2017 and 2016, the Committee considered, among other things, the following matters:

Overview

•	The objectives of the Company’s compensation program;

•	What the compensation program is designed to reward;

•	Each element of compensation;

•	How the Company determines the amount (and, where applicable, the formula) for each element; and

•	How each compensation element and the Company’s decisions regarding that element fit into the Company’s overall compensation objectives and affect decisions regarding other elements.

Specific Factors

•	Services performed and time devoted to the Company by the executive;

•	Amounts paid to executives in comparable companies;

•	The size and complexity of the Company’s business;

•	Successes achieved by the executive;

•	The executive’s abilities;

•	The executive’s tenure;

•	The Company’s financial results;

•	Prevailing economic conditions;

•	Compensation paid to other employees of the Company; and

•	The amount previously paid to the executive.

The Compensation Committee did not use an outside consultant for compensation matters during 2017 and 2016.

The Compensation Committee also determines the fees paid to the non-employee directors, with input from the Company’s executive officers.

DIRECTOR NOMINATION PROCESS

The Board of the Company does not have a nominating committee. The Board performs the functions of a nominating committee. The Board believes that it does not need a separate nominating committee because the Board is relatively small and is able to perform the functions of selecting Board nominees.

In considering an incumbent director whose term of office is to expire, the Board reviews the director’s overall service during the person’s term, the number of meetings attended, level of participation and quality of performance. In the case of new directors, the directors on the Board are asked for suggestions as to potential candidates, discuss any candidates suggested by a shareholder of the Company and apply the criteria stated below. The Company may engage a professional search firm to locate nominees for the position of director of the Company. However, to date the Board has not engaged professional search firms for this purpose.

The Board seeks candidates for nomination to the position of director who have excellent decision-making ability, business experience, particularly experience relevant to consumer products, personal integrity, diverse backgrounds and who meet such other criteria as may be set forth in a writing adopted by a majority vote of the Board. While the Board values a diversity of viewpoints and backgrounds, it does not have a formal policy regarding the consideration of diversity in identifying director nominees.

Pursuant to a policy adopted by the Board, the directors will take into consideration a director nominee submitted to the Company by a shareholder; provided that the shareholder submits the director nominee and reasonable supporting material concerning the nominee by the due date for a shareholder proposal to be included in the Company’s Proxy Statement for the applicable annual meeting as set forth in Section 2.14 of the Company’s Bylaws and the rules of the SEC then in effect. See “Shareholder Proposals and Director Nominations” below.

DIRECTOR ATTENDANCE AT COMPANY ANNUAL MEETINGS

The Company does not have a policy regarding attendance by members of the Board at the Company’s annual meeting of shareholders. The Company has always encouraged its directors to attend its annual meeting. All directors who were then serving attended the Company’s most recent annual meeting of shareholders.

SHAREHOLDER COMMUNICATIONS WITH THE BOARD

Historically, the Company has not had a formal process for shareholder communications with the Board. The Company does not believe a formal process for handling shareholder communications is necessary because the Board reviews and considers all material communications from shareholders.

CODE OF BUSINESS CONDUCT AND ETHICS POLICY

The Company has a Code of Business Conduct and Ethics Policy (“Code of Conduct”) that reflects long-standing positions of the Company and contains additional provisions that address the Company’s expectations relating to ethical business conduct. The Code of Conduct applies to all employees, including executive officers, and to directors. The Code of Conduct concerns, among other things, compliance with applicable law, the avoidance of conflicts of interest, trading restrictions imposed on persons who are aware of material non-public information, a prohibition on taking corporate opportunities, competing fairly and honestly, diversity as an asset, the Company’s efforts to provide a safe and healthful work environment, recordkeeping, confidentiality, proper use of Company assets and payments to government personnel. A copy of the Code of Conduct may be obtained free of charge upon request to: Corporate Secretary, Scott’s Liquid Gold-Inc., 4880 Havana Street, Suite 400, Denver, Colorado 80239. The Code of Conduct is also available at the Company’s website at www.slginc.com.

EXECUTIVE COMPENSATION

The following Summary Compensation Table shows the annual and other compensation of the Chief Executive Officer and all other executive officers of the Company during the year ended December 31, 2017, for services in all capacities provided to the Company and its subsidiaries for the past two years. The Company’s compensation packages to the executive officers, as determined by the Compensation Committee, are designed to enable the Company to recruit, retain and motivate a talented group of people who contribute to the Company’s success. The packages are also intended to synchronize executive compensation with the Company’s performance, motivate executive officers to achieve the Company’s business objectives, provide performance incentives and minimize undue risk to the Company. The Company’s Chief Executive Officer provides input regarding compensation packages of the executive officers other than himself.

In 2017 and 2016, the Company had a performance-based bonus plan for the Chief Executive Officer, the Chief Financial Officer and the Senior Vice President of Sales. Under the bonus plan, Mr. Goldstein and Mr. Levine each had the potential to earn a bonus equal to up to 35% of their respective salaries, and Mr. Hyman had the potential to earn a bonus equal to up to 14.5% of his salary, if the Company achieved net income targets established by the Compensation Committee for each of 2017 and 2016. The Company exceeded the pre-established net income targets for both 2017 and 2016.

The Company intends to continue the bonus plan in 2018, with a target bonus for the Chief Executive Officer and the Chief Financial Officer of 33% of their respective salaries and 16% for the Senior Vice President of Sales if the Company achieves net income targets established by the Compensation Committee. The Compensation Committee can increase the foregoing bonus percentages if warranted by the circumstances.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary $	Bonus $	Stock Awards $	Option Awards $(1)	Non-equity incentive plan compensation $	Non-qualified deferred compensation earnings $	All Other Compensation $(2)	Total $
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Mark E. Goldstein	2017	419,371	168,998	—	—	—	—	55,015	643,384
Chairman of the Board, President and Chief Executive Officer	2016	395,829	140,832	—	—	—	—	49,540	586,201

Barry J. Levine	2017	325,595	139,082	—	—	—	—	35,363	500,040
Chief Operating Officer, Chief Financial Officer, Treasurer, and Corporate Secretary	2016	301,980	165,902	—	—	—	—	27,568	495,450

Michael B. Hyman	2017	211,816	36,300	—	—	—	—	32,343	280,459
Senior Vice President of Sales	2016	199,925	30,250	—	—	—	—	24,548	254,723
_______________
(1)

Amounts shown in the column “Option Awards” are the aggregate grant date fair value of stock options computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC 718”). For information on the valuation assumptions for the stock options, please refer to Note 1 of the Company’s Financial Statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 and included with this Proxy Statement. These amounts do not necessarily correspond to the actual value that may be recognized by the officers in the future.

(2)	Certain details for “All Other Compensation” for 2017 and 2016 are summarized in the table below.

	Mark E. Goldstein		Barry J. Levine		Michael B. Hyman
	2017	2016	2017	2016	2017	2016
Automobile allowance	$10,200	$10,200	$7,800	$7,800	$6,000	$6,000
Medical plan (1)	22,283	14,488	22,283	14,488	22,283	14,488
Disability and life insurance	8,022	9,642	—	—	—	—
Income tax reimbursement (2)	12,610	13,510	5,280	5,280	4,060	4,060
Other	1,900	1,700	—	—	—	—
Total other compensation	$55,015	$49,540	$35,363	$27,568	$32,343	$24,548

_______________

(1)

In addition to group life, health, hospitalization, and medical reimbursement plans which are generally available to all employees, during reported periods the Company had a plan which provided for additional medical coverage of not more than $50,000 per year for each of the Company’s executive officers.

(2)	The Company provides funds needed to pay resulting income taxes to each executive officer for the automobile allowance, disability and life insurance policies, and other compensation.

STOCK PLANS

Prior to its expiration on March 31, 2015, executive officers and non-employee directors of the Company were eligible to receive stock awards under the Company’s 2005 Stock Incentive Plan (the “2005 Plan”) and awards under the 2005 Plan remain outstanding currently.  Following the expiration of the 2005 Plan, the Company adopted the 2015 Equity and Incentive Plan (the “2015 Plan”).  The number of common shares authorized under the 2005 Plan was 3,000,000 and the number of common shares authorized under the 2015 Plan is 2,000,000.

The 2005 Plan provided for the issuance of stock awards consisting of incentive and non-qualified stock options, stock appreciation rights, restrictive stock or restrictive stock units. Eligible persons under the 2005 Plan were full-time and part-time employees, non-employee directors and consultants. Under the 2005 Plan, stock awards vested upon a change in control. All options granted under the 2005 Plan have vested as of December 31, 2017.

The 2015 Plan provides for the issuance of stock awards consisting of incentive and non-qualified stock options, stock appreciation rights, restrictive stock or restrictive stock units, performance share awards and performance compensation awards. Eligible persons under the 2015 Plan are full-time and part-time employees and non-employee directors. Under the 2015 Plan, stock awards vest upon a change in control in certain circumstances.  With certain exceptions, options granted under the 2015 Plan generally vest 1/48 of the shares subject to the options each month after the date of grant.

Option Grants in 2017

During 2017, we granted: (1) options to acquire 16,560 shares of our common stock to employees at prices ranging between $1.80 and $2.25 per share, which vest ratably over 48 months, or upon a change in control under certain circumstances, and which expire after 10 years; and (2) options to acquire 30,000 shares of our common stock to a non-employee board member at a price of $2.25 per share, half of which vested on the date of the grant and the other half of which will vest on the first anniversary of the date of the grant, or upon a change in control under certain circumstances, and which expire after five years. All of the foregoing options were granted at the market value as of the date of grant. The fair value of options is determined at the grant date and the related expense is recognized over the period in which the options vest in accordance with ASC 718. The Company recognizes the forfeitures of options as they occur.

Option Grants in 2016

During 2016, we granted options to acquire: (1) 3,000 shares of our common stock to one of our production personnel at a price of $1.20 per share, which vest ratably over 48 months, or upon a change in control under certain circumstances, and which expire after 10 years; (2) 42,576 shares of our common stock to two of our management and administrative personnel at a price of $1.26 per share, which vest ratably over 48 months, or upon a change in control under certain circumstances, and which expire after 10 years; and (3) 90,072 shares of our common stock to our three non-employee board members at a price of $1.26 per share, which vest ratably over 36 months, or upon a change in control under certain circumstances, and which expire after five years. All of the foregoing options were granted at the market value as of the date of grant. The fair value of options is determined at the grant date and the related expense is recognized over the period in which the options vest in accordance with ASC 718. The Company recognizes the forfeitures of options as they occur.

The following table summarizes information with respect to each person’s outstanding stock options at December 31, 2017.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2017
	Option Awards					Stock Awards
Name (a)	Number of securities underlying unexercised options # Exercisable (b)	Number of securities underlying unexercised options # Unexercisable (c)	Equity incentive plan awards: Number of securities underlying unexercised unearned options # (d)	Option exercise price $ (e)	Option expiration date (f)	Number of shares or units of stock that have not vested # (g)	Market value of shares or units of stock that have not vested $ (h)	Equity incentive plan awards: Number of unearned shares, units or other rights that have not vested # (i)	Equity incentive plan awards: Market or payout value of unearned shares, units or other rights that have not vested $ (j)
Mark E. Goldstein	58,330(1)	41,670	—	1.38	Aug. 30, 2020	—	—	—	—
Barry J. Levine	50,000(2)	—	—	0.41	Mar. 18, 2018	—	—	—	—
	50,000(2)	—	—	0.78	Nov. 20, 2018	—	—	—	—
	162,503(3)	87,497	—	0.86	Sep. 01, 2024	—	—	—	—
	93,328(4)	106,672	—	1.25	Aug. 30, 2025	—	—	—	—
Michael B. Hyman	35,000(5)	—	—	0.41	Mar. 18, 2018	—	—	—	—
	29,176(6)	20,824	—	1.25	Aug. 31, 2025	—	—	—	—

______________

(1)	These options were granted on August 31, 2015 and vest 1/48 per month from the date of grant.
(2)	These options were granted on March 19, 2013 and November 21, 2013, and vest 1/48 per month from the date of grant.
(3)	These options were granted on September 2, 2014 and vest 1/60 per month from the date of grant.
(4)	These options were granted on August 31, 2015 and vest 1/60 per month from the date of grant.
(5)	These options were granted on March 19, 2013 and vest 1/48 per month from the date of grant.
(6)	These options were granted on August 31, 2015 and vest 1/48 per month from the date of grant.

EMPLOYMENT AGREEMENTS

On March 26, 2014, the Company entered into employment agreements with Mr. Goldstein and Mr. Levine. Pursuant to the employment agreements, each executive is eligible to receive a base salary and an annual bonus of between 25-50% of the executive’s base salary during the applicable bonus period, provided the executive remains employed the entire calendar year, and the Board, in its sole discretion, determines that the executive and the Company, as applicable, met or exceeded all of the goals and objectives of the written annual bonus plan approved by the Board or Compensation Committee.  Mr. Levine’s employment agreement expired on March 26, 2018 and only Mr. Goldstein’s agreement remains in place.

The agreement is automatically extended for one-year terms (unless terminated within 90 days before the end of the existing term), but may be terminated by either party before that time, with or without cause. The agreement also includes terms and provisions to protect our business and confidential information, including standard non-compete, non-solicitation of clients and employees, and no-hire obligations during the term of employment. Upon termination of employment by the Company not for “cause,” or by the employee for “good reason” (as each term is defined in the employment agreement), in addition to already earned salary and any earned but unpaid bonus for the prior year, the employee is entitled to receive certain payments and benefits, including: (1) a severance payment equal to 18 months of their then current base salary in effect on the day of termination payable over a period of 18 months; and (2) reimbursement for the costs of continuing health benefits for a period of 18 months following termination. All severance payments and benefits are subject to compliance with the restrictive covenants in the employment agreement (such as the nondisclosure, non-solicitation, and non-competition provisions) for the 18 months after termination of employment, as well as the receipt of a release from the executive officer.

STOCK OWNERSHIP REQUIREMENTS

Each non-employee director must hold the number of shares of common stock equal in value to at least the annual cash compensation of such director, determined as of September 19, 2013. Directors have three years within which to acquire such number of shares (including such number of shares to reflect any increase in cash compensation that occurs during such three year period). In the event the cash compensation of directors is increased after such three year period, directors will have an additional year to raise their ownership to reflect the increased amount of compensation, using the closing price on the day of approval of such compensation increase. Future directors will have three years within which to satisfy initial stock ownership requirements and thereafter, one year to increase their ownership following any increase in cash compensation to directors. Ms. Bailey, Mr. Laber, and Mr. Neri are in compliance with the foregoing stock ownership requirements. For information regarding Ms. Bailey’s, Mr. Laber’s, and Mr. Neri’s current beneficial ownership of shares, see the table “Security Ownership of Management.”

COMPENSATION OF DIRECTORS

As of December 31, 2017, two directors, Mr. Goldstein and Mr. Levine, were full-time executive officers of the Company and received no additional compensation for their service as a director, and Ms. Bailey, Mr. Laber, and Mr. Neri were the Board’s non-employee directors. For the 2017 fiscal year, the annual director fees were $36,750 for the Chairperson of the Audit Committee (Mr. Laber) and $35,225 for each of the other non-employee directors. In addition, directors were eligible for option award grants under the Company’s 2015 Plan. The following table shows the annual and other compensation of the non-employee directors for services to the Company for 2017.

DIRECTOR COMPENSATION FOR 2017
Name (a)	Fees Earned or Paid in Cash ($) (b)	Stock Awards ($) (c)	Option Awards ($) (d)	Non-Equity Incentive Plan Compensation ($) (e)	Non-Qualified Deferred Compensation Earnings ($)(1) (f)	All Other Compensation ($) (g)	Total ($) (j)
Leah S. Bailey(2)	15,100	—	28,060	—	—	—	43,160
Gerald J. Laber	36,750	—	—	—	—	—	36,750
Philip A. Neri	35,225	—	—	—	—	—	35,225

____________

(1)

Amounts shown in the column “Option Awards” are the aggregate grant date fair value of stock options computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC 718”). For information on the valuation assumptions for the stock options, please refer to Note 1 of the Company’s Financial Statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 and included with this Proxy Statement. These amounts do not necessarily correspond to the actual value that may be recognized by the officers in the future.

(2)	Ms. Bailey has served as a director since August 9, 2017.

The following table summarizes information with respect to each non-employee director’s outstanding stock options at December 31, 2017:

Name	Number of Securities Underlying Unexercised Options # Exercisable	Number of Securities Underlying Unexercised Options # Unexercisable	Option Exercise Price $	Option Expiration Date
(a)	(b)	(c)	(d)	(e)
Leah S. Bailey(1)	15,000(2)	15,000	2.25	Aug. 16, 2022
Gerald J. Laber	30,000(3)	—	0.47	Jul. 23, 2018
	26,250(4)	3,750	0.79	Jun. 03, 2019
	30,000(5)	—	1.25	Aug. 30, 2020
	10,842(6)	19,182	1.26	Nov. 17, 2021
Philip A. Neri	24,250(4)	3,750	0.79	Jun. 03, 2019
	30,000(5)	—	1.25	Aug. 30, 2020
	10,842(6)	19,182	1.26	Nov. 17, 2021

____________

(1)	Ms. Bailey has served as a director since August 9, 2017.
(2)	These options were granted on August 17, 2017 and vested ½ immediately and the other ½ will vest one year from the date of grant.
(3)	These options were granted on July 24, 2013 and vested immediately.
(4)	These options were granted on June 4, 2014 and vest 1/48 per month from the date of grant.
(5)	These options were granted on August 31, 2015 and vested ½ immediately and the other ½ vested one year from the date of grant.
(6)	These options were granted on November 18, 2016 and vest 1/36 per month from the date of grant.

The following table provides certain information with respect to all of the Company’s equity compensation plans in effect as of December 31, 2017.

	Equity Compensation Plan Information
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	1,276,747	$1.09	1,215,316
Equity compensation plans not approved by security holders	—	—	—
Total	1,276,747	$1.09	1,215,316

CERTAIN TRANSACTIONS

The Company has indemnification agreements with each of its directors and executive officers. These agreements provide for indemnification and advancement of expenses to the full extent permitted by law in connection with any proceeding in which the person is made a party because the person is a director or officer of the Company. They also state certain procedures, presumptions and terms relevant to indemnification and advancement of expenses.

SECTION 16 REPORTS

Section 16(a) of the Exchange Act requires directors, executive officers and beneficial owners of more than 10% of the outstanding shares of the Company to file with the SEC reports regarding changes in their beneficial ownership of shares in the Company. To the Company’s knowledge, based solely upon review of Forms 3, 4 and 5, and amendments thereto furnished to the Company, there was full compliance with all Section 16(a) filing requirements applicable to those persons for reports filed in 2017.

COMPANY ACCOUNTANTS

General

EKS&H LLLP served as the Company’s independent auditors for the fiscal year ended December 31, 2017 and has been selected by the Audit Committee of the Board as the Company’s independent auditors for the fiscal year ending December 31, 2018. EKS&H LLLP has been the Company’s independent auditors since June 2003. A representative of EKS&H LLLP is expected to be present at the Annual Meeting of Shareholders and to have the opportunity to make a statement if the representative so desires. Such representative also is expected to be available to respond to appropriate questions at that time.

Report of Audit Committee

March 27, 2018

To the Board of Scott’s Liquid Gold-Inc.:

We have reviewed and discussed with management the Company’s audited financial statements. We have discussed with EKS&H LLLP, its independent auditors, the matters required to be discussed by Statement on Auditing Standards No. 16 as adopted by the Public Company Accounting Oversight Board (“PCAOB”). We have received and reviewed the written disclosures and the letter from the independent auditors required by applicable requirements of the PCAOB regarding the independent auditors’ communications with the Audit Committee concerning independence and have discussed with the auditors the auditors’ independence.

Based on the reviews and discussions referred to above, we recommended to the Board that the audited financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 and filed with the SEC.

The Audit Committee is composed of the three directors named below, all of whom are independent directors as defined in Rule 4200(a)(15) of the NASDAQ Stock Market listing standards.

The Board has adopted a written charter for the Audit Committee.

Submitted by the members of the Audit Committee of the Board for 2017.

Gerald J. Laber, Chairman

Leah S. Bailey

Philip A. Neri

The preceding information under the caption “Report of Audit Committee” shall be deemed to be “furnished” but not “filed” with the SEC.

Disclosure of Auditor Fees

The following is a description of the fees billed to the Company by its independent auditor (EKS&H LLLP) for each of the years ended December 31, 2017 and 2016.

Audit and Non-Audit Fees	2017	2016
Audit fees	$115,700	$111,140
Audit-related fees	—	113,006
Tax fees	32,000	28,000
All other fees	—	—
Total	$147,700	$252,146

Audit fees are for the audit of the Company’s annual financial statements and the review of the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Audit-related fees include required review of certain filings with the SEC, issuance of consents, review of correspondence between the Company and the SEC, and the audits performed for the Company’s acquisition in 2016 of the Prell®, Denorex®, and Zincon® brands of hair and scalp care products. Tax fees primarily include tax compliance, tax advice, including the review of, and assistance in the preparation of, federal and state tax returns.

Policy on Pre-Approval of Audit and Non-Audit Services

The Audit Committee’s policy is to pre-approve all audit and non-audit services provided by the independent public accountants. Pre-approval is generally provided for up to one year, and any pre-approval is detailed as to the particular service or category of services. The Audit Committee has delegated limited pre-approval authority to its chairperson. The chairperson is required to report any decisions to pre-approve such services to the full Audit Committee at its next meeting. All of the audit and non-audit services disclosed in the table above were pre-approved by the Audit Committee.

SHAREHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

Shareholder proposals for inclusion in the Company’s proxy materials relating to the next annual meeting of shareholders must be received by the Company on or before December 29, 2018. Shareholder director nominations and shareholder proposals to be presented at the annual meeting pursuant to our Bylaws must be received no earlier than January 7, 2019 and no later than February 5, 2019.

Shareholder Proposals

A shareholder proposal will only be considered at an annual meeting of the shareholders if such proposal is properly brought before the meeting pursuant to Section 2.13 of the Company’s Bylaws or if such proposal is properly made in accordance with Rule 14-8 under the Exchange Act and included in the notice of meeting given by the Board.

To bring a proposal before an annual meeting, a shareholder must (i) be a shareholder of record both at the time of giving notice and at the time of the meeting, (ii) be entitled to vote at the meeting, and (iii) comply with the requirements of Section 2.13 as to such business.

For a proposal to be properly brought by a shareholder, the shareholder must (i) provide Timely Notice (as defined below) in writing and in proper form to the Corporate Secretary of the Company at the principal office of the Company; (ii) ensure the notice to the Corporate Secretary is in the proper form and contains the necessary information as required under Section 2.13 of the Bylaws; and (iii)  provide any updates or supplements to such notice as required by Section 2.13 of the Bylaws. To be timely, a shareholder’s notice must be delivered to, or mailed and received at, the principal office of the Company not less than 120 days nor more than 150 days prior to the one-year anniversary of the preceding year’s annual meeting; provided, however, that if the date of the annual meeting is more than 30 days before or after such anniversary date, notice by the shareholder to be timely must be so delivered, or mailed and received, not later than the later of (i) 90 days prior to such annual meeting, or (ii) the date that is 10 days after the day on which public disclosure of the date of such annual meeting was first made (such notice within such time periods, “Timely Notice”).

No business may be brought by a shareholder before an annual meeting other than in compliance with Section 2.13 of the Company’s Bylaws.

Shareholder Director Nominations

To nominate a person for election to the Board at a meeting, a shareholder must (i) be a shareholder of record both at the time of giving the notice provided for in Section 2.14 of the Company’s Bylaws and at the time of the meeting, (ii) be entitled to vote at the meeting, and (iii) comply with the requirements of Section 2.14 as to such nomination.

For a shareholder to make any nomination of a person for election to the Board at an annual meeting, the shareholder must (i) provide Timely Notice (as defined above) in writing and in proper form to the Corporate Secretary of the Company at the principal office of the Company; (ii) ensure the notice to the Corporate Secretary is in the proper form and contains the necessary information as required under Section 2.14 of the Bylaws; and (iii)  provide any updates or supplements to such notice as required by Section 2.14 of the Bylaws.

The Company may also require any proposed nominee to furnish such other information (i) as may reasonably be required by the Company to determine the eligibility of such proposed nominee to serve as an independent director of the Company in accordance with the Company’s corporate governance guidelines or (ii) that could be material to a reasonable shareholder’s understanding of the independence or lack of independence of such proposed nominee.

Any nominee for election to the Board must meet certain qualification criteria. A proposed nominee must (i) be capable of demonstrating to the reasonable satisfaction of the Board or a committee thereof, in its sole discretion, an understanding of basic financial statements, (ii) be over 21 years of age, (iii) have relevant business experience (taking into account the business experience of the other directors) and high moral character, in each case as determined by the Board or a committee thereof, in its sole discretion, and (iv) satisfy such other criteria for service on the Board as may be set forth from time to time by the Company.

The shareholder providing notice of a nomination of a person for election to the Board is responsible for further updating and supplementing the information previously provided to the Company in connection with the proposal so that the information provided or required to be provided in such request or demand is true and correct as of the record date of the annual meeting and through the date of the meeting or any adjournment or postponement thereof.

No person may be nominated by a shareholder for election to the Board unless nominated in accordance with Section 2.14 of the Company’s Bylaws.

2017 ANNUAL REPORT ON FORM 10-K

Shareholders who wish to obtain, without charge, a copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 in the form filed with the SEC should address a written request to Corporate Secretary, Scott’s Liquid Gold-Inc., 4880 Havana Street, Suite 400, Denver, Colorado 80239. The Company’s annual report to shareholders consists of such Form 10-K and accompanies this Proxy Statement.

SOLICITATION OF PROXIES

The Company will pay the cost of soliciting proxies in the accompanying form. In addition to solicitation by mail, proxies may be solicited by officers and other regular employees of the Company by telephone, e-mail, or by personal interview for which employees will not receive additional compensation. Arrangements also may be made with brokerage houses and other custodians, nominees and fiduciaries to forward solicitation materials to beneficial owners of the shares held of record by such persons, and the Company may reimburse such persons for reasonable out-of-pocket expenses incurred by them in so doing.

OTHER BUSINESS

Except as discussed in this Proxy Statement, there are no other matters that the Board intends to present for action at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, or if a person named as a Company nominee for election as a Director should decline or be unable to serve, the persons named as proxy holders are authorized to vote the shares according to their discretion. If the Chairman of the Annual Meeting determines that any matter is not properly brought before the Annual Meeting, the Chairman will announce this at the Annual Meeting and the matter will not be considered.

The above Notice and Proxy Statement are sent by order of the Board.

/s/ Barry J. Levine

Corporate Secretary

Denver, Colorado

April 27, 2018

APPENDIX A

COMPENSATION COMMITTEE CHARTER

SCOTT’S LIQUID GOLD-INC.

COMPENSATION COMMITTEE RESOLUTION

April 2011

RESOLVED, that the members of the Compensation Committee shall consist of at least two or more outside Directors of the Company as determined by the Board of Directors from time to time;

RESOLVED, that the Compensation Committee of the Board of Directors shall have the following authority and responsibilities:

1. To review the development of an executive compensation philosophy for the Company; and to obtain all relevant data and information to perform its functions, including the retention of outside consultants at the Company’s expense, if necessary;

2. To review all executive compensation proposals, including recommendations as to salaries, bonuses, determinations of stock grants under various stock plans and other executive benefits and perquisites;

3. To review the duties and responsibilities of the executive officers over time; and to recommend adjustments to compensation of executive officers up or down as appropriate;

4. To review the appropriate mix of variable versus fixed compensation for the Company’s executives and to make recommendations on this issue, as appropriate;

5. To review the Company’s bonus and other long-term incentive plans and to determine if procedures followed historically are the most effective; and

6. To consider, subject to approval by the whole Board of Directors and/or the shareholders where necessary and appropriate, any request or proposal for any loan by the Company to directors, officers or other insiders of the Company.

SCOTT'S LIQUID GOLD-INC.
C/O BROADRIDGE
P.O. BOX 1342
BRENTWOOD, NY 11717

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E46444-P07641-Z72219

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

SCOTT'S LIQUID GOLD-INC.

The Board of Directors recommends you vote FOR the following nominees:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Leah S. Bailey
02) Mark E. Goldstein
03) Gerald J. Laber, CPA
04) Philip A. Neri

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

VOTE BY INTERNET - www.proxyvote.comSCOTT'S LIQUID GOLD-

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

E46445-P07641-Z72219

By signing the proxy, you revoke all prior proxies and appoint Mark E. Goldstein and Barry J. Levine, and each of them acting in the absence of the other, with full power of substitution, as your proxies to vote all the shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and any adjournment thereof.

If no choice is specified, the proxy will vote "FOR" the election of directors. The proxy may vote in his discretion on such other business as may properly come before the meeting or any adjournment thereof.

Continued and to be signed on reverse side